PROSPECTUS SUPPLEMENT                          Filed pursuant to Rule 424(b)(3)
(To Prospectus Dated                           Registration No.333-38482
August 22, 2000)


                             BIOSPHERE MEDICAL, INC.



                        2,032,255 SHARES OF COMMON STOCK


                                 ---------------

         The information in this prospectus supplement concerning the Selling Stockholders supplements the statements set forth under the caption "Selling Stockholders" in the prospectus. Capitalized items used and not defined herein shall have the meanings given to them in the prospectus. The information set forth under the caption "Selling Stockholders" is supplemented as follows:

                              SELLING STOCKHOLDERS

         We issued the shares of common stock that this prospectus covers, including the shares of common stock underlying the warrants set forth below, in private placements in February 2000 and July 2000. We have set forth in the following table, to our knowledge, information about the selling stockholders as of June 30, 2000, or such later date as the selling stockholders have provided the information. We have calculated beneficial ownership based on SEC requirements, and the information we have included regarding beneficial ownership is not necessarily indicative of beneficial ownership for any other purpose. Unless we otherwise indicate below, each stockholder named in the table has sole voting and investment power with respect to all shares he, she or it beneficially owns, subject to applicable community property laws. We have based the percentage calculated for each selling stockholder is based upon the sum of the "Common Stock" and "Common Stock Issuable Upon Exercise of Warrants" columns.

         John Carnuccio is a director and the President and Chief Executive Officer of BioSphere; Jean-Marie Vogel is the Chairman of BioSphere; Timothy Barberich and David Southwell, directors of BioSphere, are President and Chief Executive Officer and Executive Vice President and Chief Financial Officer, respectively, of Sepracor, the parent corporation of BioSphere. Sepracor is also a selling stockholder and we are registering for Sepracor the 454,545 shares it acquired in our private placement in July 2000. We are party to a corporate services agreement with Sepracor whereby Sepracor provides to us, for a monthly fee, accounting, human resources and data processing services. Sepracor is also the guarantor of our line of credit with a bank. In connection with Sepracor's guarantee, we are party to a security agreement with Sepracor pursuant to which we have pledged our assets to Sepracor as collateral for its guarantee to the bank. Except as set forth in this paragraph, none of the selling stockholders has held any position or had any material relationship with BioSphere in the past three years.

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         We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may decide not to sell all or any of the shares that this prospectus covers. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that the selling stockholders will hold after completion of the offering, we cannot estimate the number of the shares that the selling stockholders will hold after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, the selling stockholders will hold none of the shares that this prospectus covers.

                                                                Number of
                                                                Shares of
                                                                  Common
                     Number of Shares of Common Stock           Stock to be      Number of Shares of Common Stock
                    Beneficially Owned Prior to Offering           Sold         Beneficially Owned After Offering
                  ----------------------------------------      ----------    -------------------------------------
                          Number                   Percent                              Number              Percent
                  ----------------------------     -------                    -------------------------     -------
                                 Common Stock                                                 Common Stock
                                   Issuable                                                     Issuable
                                --------------                                               --------------
Name of Selling                 Upon Exercise                                                 Upon Exercise
  Stockholders    Common Stock   of Warrants                                  Common Stock    of Warrants
----------------- ------------   -----------                                  ------------    ------------
ABS Employees'
Venture Fund
Limited
Partnership          27,777           6,944             *        34,721              0               0         0

ACI Capital /
BSMD, LLC            16,666           4,166             *        20,832              0               0         0

ACI Capital /
BSMDI, LLC          177,777          44,444           2.1       222,221              0               0         0

Timothy J.
Barberich            75,777(1)        6,944             *        34,721         48,000(1)            0         *

Biopergs, LLC        27,777           6,944             *        34,721              0               0         0

CCL Fund LLC         18,182               0             *        18,182              0               0         0

John M.
Carnuccio            89,955(1)        1,388             *         6,943         84,400(1)            0         *

Castle Creek
Healthcare
Partners LLC         72,728               0             *        72,728              0               0         0

Cerberus
Partners, L.P.       55,556          13,889             *        69,445              0               0         0

Cerberus
International,
LTD.                116,112          27,778           1.4       138,890          5,000               0         *

Domain Public
Equity Partners
L.P.                 80,000               0             *        80,000              0               0         0

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
                                                                Number of
                                                                Shares of
                                                                  Common
                     Number of Shares of Common Stock           Stock to be      Number of Shares of Common Stock
                    Beneficially Owned Prior to Offering           Sold         Beneficially Owned After Offering
                  ----------------------------------------      ----------    -------------------------------------
                          Number                   Percent                              Number              Percent
                  ----------------------------     -------                    -------------------------     -------
                                 Common Stock                                                 Common Stock
                                   Issuable                                                     Issuable
                                --------------                                               --------------
Name of Selling                 Upon Exercise                                                 Upon Exercise
  Stockholders    Common Stock   of Warrants                                  Common Stock    of Warrants
----------------- ------------   -----------                                  ------------    ------------

Douglas Bermingham
and George Wilson,
Trustees for the
benefit of Jane
Macrae                 10,000               0            *        10,000              0               0         0

Pequod
Investments,
L.P.                  200,000          25,000          2.1       149,800         50,200               0         *

Pequod
International,
LTD                   125,000          16,667          1.3       103,435         38,232               0         *

Pharma w/Health       136,363               0          1.3       136,363              0               0         0

Richard Gallen
& Co. Pension
Trust 002              11,112           2,778            *        13,890              0               0         0

Richter
Investment Corp.        5,000               0            *         5,000              0               0         0

Rudman
Partners, L.P.         90,909               0            *        90,909              0               0         0

Sepracor Inc.       5,824,333               0         55.6       454,545      5,369,788               0      51.3

David P.
Southwell              13,555(1)        1,388            *         6,943          8,000(1)            0         *

Summer Hill
Partners L.P.          45,455               0            *        45,455              0               0         0

Teton Partners         50,000               0            *        50,000              0               0         0

United Capital
Management, Inc.      181,818               0          1.7       181,818              0               0         0

Ursus Capital,
L.P.                   15,000           3,750            *        18,750              0               0         0

Jean-Marie Vogel      647,215(1)        1,388          5.8         6,943        641,660(1)            0       5.8
-------------------------

*Represents beneficial ownership of less than one percent of our common stock.

(1) Includes shares of common stock underlying options which the following persons may exercise within 60 days of June 30, 2000 in the following amounts:
Timothy J. Barberich, 48,000 shares; John Carnuccio, 74,400 shares; David Southwell, 7,000 shares; and Jean-Marie Vogel, 607,433 shares. Excludes the 5,824,333 shares of common stock beneficially owned by Sepracor, the parent corporation of BioSphere, as to which shares Messrs. Barberich, Carnuccio, Southwell and Vogel disclaim beneficial ownership.

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             The date of this Prospectus is September 8, 2000.

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